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                                                                    EXHIBIT 11.1
                              CAMDEN PROPERTY TRUST
                    COMPUTATION OF EARNINGS PER COMMON SHARE

                                                                                    Year Ended December 31,
                                                                            ----------------------------------------
                                                                               1998           1997           1996
                                                                            ----------     ----------     ----------
BASIC EARNINGS PER SHARE
         Weighted Average Common Shares Outstanding                            41,174         26,257         14,849
                                                                            ==========     ==========     ==========
            Basic Earnings Per Share                                        $    1.16      $    1.46      $    0.59
                                                                            ==========     ==========     ==========

DILUTED EARNINGS PER SHARE
         Weighted Average Common Shares Outstanding                            41,174         26,257         14,849
         Shares Issuable from Assumed Conversion of:
            Common Share Options and Awards Granted                               399            330            130
            Minority Interest Units                                             2,610          1,769
                                                                            ----------     ----------     ----------
         Weighted Average Common Shares Outstanding, as Adjusted               44,183         28,356         14,979
                                                                            ==========     ==========     ==========
            Diluted Earnings Per Share                                      $    1.12      $    1.41      $    0.58
                                                                            ==========     ==========     ==========

EARNINGS FOR BASIC AND DILUTED COMPUTATION
         Net Income                                                         $  57,333      $  38,438      $   8,713
         Less: Dividends on Preferred Shares                                    9,371                             4
                                                                            ----------     ----------     ----------
         Net Income to Common Shareholders (Basic Earnings Per Share
               Computation)                                                    47,962         38,438          8,709
         Dividends on Preferred Shares                                                                            4
         Minority Interests                                                     1,322          1,655
                                                                            ----------     ----------     ----------
         Net Income to Common Shareholders, as Adjusted (Diluted
            Earnings Per Share Computation)                                 $  49,284      $  40,093      $   8,713
                                                                            ==========     ==========     ==========
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